Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2022, relating to the consolidated financial statements of Talaris Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Talaris Therapeutics, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 17, 2022